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                                                                   EXHIBIT 23.1

                        Consent of Independent Auditors

The Board of Directors
Riverstone Networks, Inc.:

  The audits referred to in our report dated March 22, 2001, except as to note 23 which is dated March 28, 2001, included the related financial statement schedule as of March 3, 2001, and for each of the years in the three-year period ended March 3, 2001, included in the annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the incorporation by reference in the registration statement (No. 333-58736) on Form S-8 of Riverstone Networks, Inc. of our reports dated March 22, 2001, except as to note 23 which is dated March 28, 2001, relating to the consolidated balance sheet of Riverstone Networks, Inc. and subsidiaries as of March 3, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 3, 2001, which reports are included herein.

/s/ KPMG LLP

Mountain View, California
May 30, 2001